                                  Exhibit 10(j)


                         Employment Security Agreement,
                       dated as of July 12, 1996, between
               The First-Knox National Bank of Mount Vernon, Ohio
                                       and
                                Carlos E. Watkins
                  (identical agreements were entered into with
                         Gordon E. Yance and Ian Watson)

                          EMPLOYMENT SECURITY AGREEMENT

This Agreement, made and entered into as of the 12th day of July, 1996, by and between The First- Knox National Bank of Mount Vernon, Ohio, (hereinafter the "Company"), and Carlos E. Watkins, President and Chief Executive Officer (hereinafter the "Executive").

WITNESSETH;

         THAT WHEREAS, the Executive is presently employed by the Company, and;

         WHEREAS, Company is a wholly owned subsidiary of First-Knox Banc Corp., an Ohio Corporation, and;

         WHEREAS, the Executive performs services for both First-Knox Banc Corp. and Company but is compensated solely by the Company, and;

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of First-Knox Banc Corp. and the Company during the past five plus years has been substantial, the Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to First-Knox Banc Corp. and the Company of the Executive as a member of the management of both the Company and First-Knox Banc Corp. and is in the best interest of both First-Knox Banc Corp. and the Company and its shareholders.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and in consideration of the Executive's continuation of employment with the Company, the parties agree as follows:

1.       OPERATION OF AGREEMENT

         This Agreement shall be effective and binding immediately upon its execution, but the Agreement shall not become operative unless and until a change in control of First-Knox Banc Corp. as defined below, shall occur. The date of such a change is referred to herein as the "operative date" of this Agreement.

         For purposes of this Agreement, a change in control of First-Knox Banc Corp. shall mean, and shall be deemed to occur if:

                  (a) When any person, corporation, partnership, association, trust, or other entity, becomes or tenders an offer the result of which will be that it will become the beneficial owner of twenty-five (25%) or more of the voting stock of First-Knox Banc Corp.; or

                  (b) Individuals who were members of the Board of Directors of First-Knox Banc Corp. immediately prior to a meeting of the shareholders of the First-Knox Banc Corp. involving a contest for the election of directors shall not thereafter constitute a majority of the Board of Directors following such election; or

                  (c) First-Knox Banc Corp. is merged or consolidated with another company or entity; or

                  (d) First-Knox Banc Corp. transfers substantially all of its assets to another person, corporation, partnership, association, trust, or other entity, other than a wholly owned subsidiary of the First-Knox Banc Corp..

Upon any such change in control, this Agreement shall become immediately operative.

2.       TERM OF THE AGREEMENT

         The term of this Agreement shall commence with the operative date of the Agreement, as set forth above, and shall continue for a term of twenty four
(24) months thereafter.

3.       EMPLOYMENT DURING TERM OF AGREEMENT

         The Company hereby agrees to continue the Executive in the employ of the Company, and the Executive agrees to remain in the employ of the Company, for the term of this Agreement.

         The Executive agrees that in the event that any tender or exchange offer occurs or steps are taken to effect a change in control, the Executive will not voluntarily leave the employ of the Company and will continue to render services in a complete and professional manner until such efforts are abandoned or a change of control has been effected.

4.       COMPENSATION, BENEFITS, PERQUISITES

         During the term of the Agreement, the Executive shall receive an annual base salary which is not less than the salary in existence at the time of the operative date of this Agreement, which salary shall be increased from time to time thereafter in accordance with the Company's standards, policies or practices, along with all fringe benefits of the Company, including, but not limited to, medical insurance, disability insurance, life insurance, retirement plans, deferred compensation plans, vacations and holidays.

5.       TERMINATION OF EMPLOYMENT

                  (a) The employment of the Executive under this Agreement may be terminated, and the Executive shall not be entitled to the benefits set forth in the Agreement, only upon the occurrence of one or more of the following events:

                  (1)      Death of the Executive; or

                 (2) Disability within the meaning of the long-term disability plan in effect for management employees of the Company immediately prior to the operative date of this Agreement; or

                 (3)    Termination by the Company for cause.

6.       TERMINATION PAYMENTS

         (a) In the event of a breach of the Agreement by the Company or the termination of the Executive's employment for other than the permissible reasons set forth above, the Executive shall be paid a sum equal to two (2) years annual compensation, said sum to be paid as a lump sum or in periodic payments as determined by the acquiring entity. In addition the Company shall maintain in full force and effect, and at its expense, the same or equivalent hospital, medical, dental, accident, disability, and life insurance as the Executive (and his dependents, if applicable) was covered by immediately prior to the breach or termination, until the expiration of the term of the Agreement, or until the Executive has obtained new full-time employment, whichever is earlier.

         (b) The Executive shall not be required to mitigate the amount of any payments due hereunder, nor shall the amount of any payments provided hereunder be reduced by any compensation earned by him as a result of employment by another employer after the date of breach or termination, or otherwise, except as specifically provided in this Agreement.

7.    VOLUNTARY RESIGNATION

         Beginning with the operative date and continuing for the two years thereafter, should the Executive resign from his employment with the Company, the Executive shall be paid a sum of money equal to his annual compensation for the remainder of the time from his date of resignation to the end of the two (2) year period but diminished by any compensation paid during said period for employment with any third party person or entity.

8.       TAXES

         The Company has determined that the amounts payable pursuant to this Agreement constitute reasonable compensation for services to be rendered by the Executive or for services that the Executive has agreed to render during the term of this Agreement. Accordingly, notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any amount paid or payable is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to the Executive an additional amount in cash including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Sections 28OG and/or 4999 of the Code) to be equal to the aggregate remuneration the Executive would have received under the Agreement, excluding such additional payment (net of all federal, state and local income taxes), as if Sections 28OG and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

9.       SUCCESSORS AND BINDING AGREEMENT

         (a) First-Knox Banc Corp. on behalf of the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the First Knox Bank Corp., by agreement in form and substance satisfactory to the Executive, expressly to assume and payee to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the First-Knox Banc Corp., including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the First-Knox Banc Corp. whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), in which event the date of succession or transfer shall be deemed to be the date of the breach.

         (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

         (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder, except as provided in subsection 9 (a) hereof.


10.     LEGAL FEES AND EXPENSES

         It is the intent of the Company that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement, by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement, or any provision hereof, or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid; provided, however, that the Company shall not be responsible for such attorney fees and/or related fees and expenses to the extent that it is determined that the company is the prevailing party in any such action or dispute.

11.      GOVERNING LAW

         This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

12.      MISCELLANEOUS

         (a) Enforcement - If any provision or part of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

         (b) Payment Obligations Absolute - The Company's obligation during and after the term of this Agreement to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever.

         (c) Waiver and Entire Agreement - No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         (d) Notices - For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         (e) Lapse of Agreement - This Agreement shall lapse and become null and void two (2) years after the date of this Agreement unless this Agreement has been reapproved by the Board of Directors of the Company and ratified by the Board of Directors of First-Knox Banc Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


                                    THE FIRST-KINOX NATIONAL BANK OF
                                    MOUNT  VERNON, OHIO

                                    By: /s/ Philip H. Jordan, Jr.
                                        ---------------------------------------
                                    Philip H. Jordan, Jr.
                                    Chairman of the Board

                                    EXECUTIVE


                                    /s/ Carlos E. Watkins
                                    -------------------------------------------